ASSET PURCHASE AGREEMENT

                                      among

                          HANSEN JUNIOR JUICE COMPANY,

                                  as Purchaser

                               PASCO JUICES, INC.

                                    as Seller

                                       and

                             HANSEN BEVERAGE COMPANY



                            Dated as of May 25, 2001





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                                TABLE OF CONTENTS

1.       SALE AND PURCHASE OF ASSETS...........................................1

         1.1      Assets Transferred...........................................1

2.       CONSIDERATION.........................................................3

         2.1      Purchase Price...............................................3

         2.2      Assumption of Certain Liabilities and Obligations............4

         2.3      Nonassumption of Other Liabilities...........................4

3.       EMPLOYEES.............................................................5

4.       THE CLOSING...........................................................5

         4.1      The Closing..................................................5

         4.2      Certain Events at Closing....................................5

5.       REPRESENTATIONS OF SELLER.............................................5

         5.1      Organization.................................................6

         5.2      Authority Relative to This Agreement.........................6

         5.3      Consents and Approvals; No Violations........................6

         5.4      Corporate Records............................................6

         5.5      Financial Information........................................6

         5.6      Compliance with Laws; Permits................................7

         5.7      Contracts....................................................7

         5.8      Absence of Undisclosed Liabilities...........................8

         5.9      Operations of Seller; Absence of Certain Changes.............8

         5.10     Brokers and Finders..........................................9

         5.11     Litigation and Orders........................................9

         5.12     Proprietary Rights...........................................9

         5.13     [RESERVED]..................................................11

         5.14     Customers...................................................11

         5.15     Effect of Transaction.......................................11

         5.16     Accuracy of Information; Full Disclosure....................11

         5.17     No Other Representations or Warranties......................12

6.       REPRESENTATIONS OF PURCHASER/HANSEN..................................12

         6.1      Organization and Authority..................................12

         6.2      Authorization of Agreement..................................12

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         6.3      Brokers and Finders.........................................12

         6.4      Due Diligence...............................................13

         6.5      Knowledge...................................................13

         6.6      Organization and Authority..................................13

         6.7      Authorization of Agreement..................................13

         6.8      Brokers and Finders.........................................13

         6.9      Due Diligence...............................................13

         6.10     Knowledge...................................................13

7.       AGREEMENTS OF SELLER AND PURCHASER...................................14

         7.1      No Solicitation of Transactions.............................14

         7.2      Interim Operations..........................................14

         7.3      Access to Information.......................................14

         7.4      Certain Filings, Consents and Arrangements..................15

         7.5      Notice......................................................15

         7.6      Further Assurances..........................................15

         7.7      Estoppel; Infringement......................................16

         7.8      Packing of Products.........................................16

         7.9      IRI Contract................................................16

8.       CONDITIONS TO OBLIGATIONS OF PURCHASER...............................16

         8.1      Closing Actions.............................................16

         8.2      Continued Truth of Representations and Warranties...........17

         8.3      Consents of Third Parties...................................17

         8.4      Absence of Challenge........................................17

         8.5      Litigation..................................................17

         8.6      Absence of Material Adverse Change..........................17

9.       CONDITIONS TO OBLIGATIONS OF SELLER..................................17

         9.1      Closing Actions.............................................18

         9.2      Continued Truth of Representations and Warranties...........18

         9.3      Litigation..................................................18

10.      TERMINATION PRIOR TO THE CLOSING DATE................................18

         10.1     Termination.................................................18

         10.2     Effect on Obligations.......................................18

11.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES...........................18

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12.      INDEMNIFICATION......................................................19

         12.1     Indemnification by Seller...................................19

         12.2     Indemnification by Purchaser/Hansen.........................20

13.      EFFECTIVENESS OF THIS AGREEMENT......................................20

14.      EXPENSES.............................................................21

15.      SALES, USE, TRANSFER AND OTHER TAXES.................................21

16.      NOTICES..............................................................21

17.      SUCCESSORS...........................................................22

18.      PARAGRAPH HEADINGS...................................................22

19.      GOVERNING LAW; ARBITRATION...........................................22

         19.1     Governing Law...............................................22

         19.2     Arbitration.................................................22

20.      ANNOUNCEMENTS........................................................23

21.      ENTIRE AGREEMENT.....................................................23

22.      COUNTERPARTS.........................................................23

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                                LIST OF EXHIBITS



Exhibit A  -      Trademark Assignment
Exhibit B  -      Assignments
Exhibit C  -      License Agreement
Exhibit D  -      Seller's Certificate of Continued Truth of Representation
Exhibit E  -      Purchaser's Certificate of Continued Truth of Representations



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                                LIST OF SCHEDULES


Schedule 1.1(a)            -        Proprietary Rights
Schedule 1.1(b)            -        Contracts (Assumed)
Schedule 5.4               -        Delaware Certificate of Good Standing
Schedule 5.5               -        Financial Information
Schedule 5.6               -        Compliance; Permits
Schedule 5.7               -        Contracts (Not Assumed)
Schedule 5.9               -        Operation of Seller - Extraordinary Events
Schedule 5.11              -        Litigation and Administrative Investigations
Schedule 5.14              -        Customers
Schedule 5.15              -        Effect of Transaction
Schedule 7.8               -        Co-Packing Terms


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                            ASSET PURCHASE AGREEMENT


     ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of May 25, 2001 by and among Hansen Junior Juice Company, a Delaware corporation ("Purchaser"), Pasco Juices, Inc., formerly known as McCain Citrus, Inc., a Delaware corporation ("Seller"), and solely for the limited purposes set forth below, Hansen Beverage Company, a Delaware corporation ("Hansen").

                              W I T N E S S E T H :

     WHEREAS, Seller is the owner of and is in the business of marketing, selling and distributing the "Junior Juice" line of juice products (the "Business");

     WHEREAS, Seller desires to sell to Purchaser certain of the assets comprising the Business;

     WHEREAS, Purchaser desires to purchase certain of the assets comprising Business on the terms and conditions set forth herein;

     WHEREAS, Purchaser is a wholly-owned subsidiary of Hansen;

     NOW, THEREFORE, in consideration of the premises and the covenants and agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, it is hereby agreed as follows:

1.       SALE AND PURCHASE OF ASSETS

     1.1 Assets Transferred. Subject to the terms and conditions of this Agreement, and to the continued accuracy of the representations and warranties contained herein on the Closing Date (as hereinafter defined), Seller shall sell, convey, assign, transfer and deliver to Purchaser and Purchaser shall purchase, receive and accept delivery from Seller, at the Closing provided for in Article 5, the following assets relating to the Business (collectively, the "Purchased Assets"):

     (a) All right, title and interest of Seller, now or hereafter known or existing and of every kind and nature, whether tangible or intangible and whether arising by statute, common law, operation of law, ownership, assignment, agreement, contract, lease, license, consent, permit or otherwise, and however designated, in and to:

          (i) any and all trademarks, service marks, and trade names used by Seller solely in connection with the Business, including but not limited to those trademarks, service marks, and trade names listed on Schedule 1.1(a), together with the goodwill of the Business associated therewith and symbolized thereby;
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          (ii)  any  and all  copyrighted  and  copyrightable  works,  works  of
     authorship  and  expression,   and  literary   property,   whether  or  not
     copyrighted or copyrightable, including copyrights, author rights and moral rights (such as, without limitation, any right to identification of authorship or limitation on subsequent modification) used by Seller solely in connection with the Business, including but not limited to those copyrighted and copyrightable works listed on Schedule 1.1(a), together with the moral rights therein and the goodwill of the Business associated therewith and symbolized thereby;

          (iii) any and all of the following used by Seller solely in connection with the Business, whether or not listed on Schedule 1.1(a):

                    (1) product formulas and formulations,  production  formulas and formulations, trade secrets, know-how and confidential information, customer lists and information, whether or not protectable by patent, copyright or trade secret laws;

                    (2) logos, trade dress (including, without limitation, configuration, design and packaging), goodwill, rights of publicity and privacy (including, without limitation, photographic and other releases, whether published or unpublished), marketing rights, franchise rights, rights against unfair competition, and any similar rights, together with the goodwill of the Business associated therewith and/or symbolized thereby;

                    (3) other intellectual property, intangible industrial property and proprietary rights, titles, interests and privileges, however designated, that are similar or analogous to any of the foregoing including, without limitation any and all rights in and to product configurations and designs, label designs, graphic and artistic designs; artwork; dyes; character rights; and UPC bar codes;

          (iv)  registrations,   applications,  renewals,  and  extensions  with
     respect to each of the foregoing now or hereafter in force, in whole and/or in part;

          (v)  associated   documentation,   modifications,   improvements   and
     derivative works with respect to each of the foregoing;

          (vi) rights of possession, ownership, use and enjoyment with respect to each of the foregoing, including, without limitation, the right to license, sublicense, assign, pledge sell, transfer, convey, grant, gift over, divide, partition or use (or not use) in any way any of the foregoing now or hereafter (including without limitation any claims, demands or causes of action of any kind with respect thereto);

          (vii) claims, demands and causes of action of any kind with respect to, and any and all other rights relating to the enforcement of, any of the foregoing, including, without limitation, any claims, demands or causes of action for any infringement, conversion, misappropriation, dilution or other violation of or injury to any of them;

each and all of the foregoing being hereinafter referred to collectively as the "Proprietary Rights." To the extent, if any, that any moral rights of Seller or of the author of any work encompassed by the Proprietary Rights cannot be legally transferred by Seller, they shall be waived in a signed writing providing for same;

     (b) All right, title and interest of Seller in: (i) all agreements, contracts and licenses relating to the Business listed on Schedule 1.1(b), including, without limitation that certain contract between Information Resources Inc. and Seller dated August 14, 1999 (the "IRI Contract"), (ii) written and/or oral contracts relating to the Business with retail establishments and brokers in respect of listing fees, it being understood, however, that, Purchaser is not assuming any obligations of Seller under agreements with any retail establishment or any of its brokers, (iii) the $18,000 fee from Johnson O'Hare Co., Inc. to participate in the Albany-New England area "Sizzling Savings" promotion and all cost associated with redemption of "Sizzling Savings" coupons, including any handling or associated fees, and (iv) such portion only of any trade allowances to customers or brokers agreed to before Closing, as disclosed on "deal sheets," that relate to products sold by Purchaser after the Closing Date (collectively, the "Contracts"). Seller shall be responsible for the payment of any fees and commissions of brokers earned on sales of the Products (as defined in Section 2.1) that occur prior to the Closing Date. Purchaser shall be responsible for the payment of any fees and commissions of brokers earned on sales of the Products that occur on or after the Closing Date. Seller hereby represents and warrants to Purchaser that all of its agreements with brokers relating to the Business are terminable upon not more than thirty (30) days written notice.

2.       CONSIDERATION.

     2.1 Purchase Price. In consideration of the sale, conveyance, assignment, transfer and delivery of the Purchased Assets by Seller to Purchaser, Purchaser shall pay to Seller a royalty of 3% on all "Junior Juice" juice products sold by Purchaser in 125 ml tetrapak packages (or any other similar packing material of a volume of approximately 125 ml) (the "Products") for a period of five (5) years commencing on the Closing Date. The royalty shall be computed on the net selling prices of Products sold by Purchaser and its successors and assigns after adjustments for cash discounts, promotional allowances, freight charges, spoils and spoilage allowances, invoice allowances and billbacks. Purchaser covenants that the minimum royalty payments that will be paid by Purchaser to Seller over the aforesaid five-year period will not be less than $750,000, in the aggregate. Royalties shall be payable by Purchaser to Seller quarterly in arrears and be paid within forty-five (45) days from the end of each quarter. Should the aggregate royalties paid by Purchaser to Seller after one (1) year from the Closing Date be less than $150,000, in the aggregate, then the difference shall be paid by Purchaser to Seller as an advance against future royalties payable by Purchaser to Seller. Should the aggregate royalties paid by Purchaser to Seller after two (2) years from the Closing Date, including all payments made in respect of the first year (actual and by way of advance), be less than $300,000, in the aggregate, then the difference shall be paid by Purchaser to Seller as an advance against future royalties payable by Purchaser to Seller. Should the aggregate royalties payable by Purchaser to Seller after three (3) years from the Closing Date, including all payments made in respect of the first two (2) years (actual and by way of advance), be less than $450,000, in the aggregate, then the difference shall be paid by Purchaser to Seller as an advance against future royalties payable by Purchaser to Seller. Should the aggregate royalties paid by Purchaser to Seller after four (4) years from the Closing Date, including all payments made in respect of the first three (3) years (actual and by way of advance), be less than $600,000, in the aggregate, then the difference shall be paid by Purchaser to Seller as an advance against future royalties payable by Purchaser to Seller. Should the aggregate royalties paid by Purchaser to Seller after five (5) years from the Closing Date, including all payments made in respect of the first four years (actual and by way of advance), be less than $750,000, in the aggregate, then the difference shall be paid by Purchaser to Seller in full satisfaction of Purchaser's payment obligations to Seller in respect of the royalty payments. Hansen guarantees to Seller the satisfaction of Purchaser's payment obligation pursuant to this
Section  2.1,  and if Purchaser  fails to make any payment  required  under this
Section 2.1, Hansen shall make such payment to Seller on behalf of Purchaser in the amount and within such time period as required of Purchaser. Hansen expressly waives any legal obligation, duty or necessity for Seller to proceed first against Purchaser or to exhaust any remedy Seller may have against Purchaser, it being agreed that in the event of failure of to make payment by Purchaser, Seller may proceed and have right of action solely against either Hansen or Purchaser or jointly against Hansen and Purchaser and nothing in this Section shall be construed to limit any of Seller's rights or remedies against Purchaser in the event of such default.

     2.2 Assumption of Certain Liabilities and Obligations. In further consideration of the sale, conveyance, assignment, transfer and delivery of the Purchased Assets by Seller to Purchaser, on the Closing Date, Purchaser shall assume and comply with all obligations and liabilities of Seller whose performance or satisfaction first becomes due on or after the Closing Date under each Contract listed on Schedule 1.1(b) (Seller has furnished Purchaser with true copies of all such written Contracts). The foregoing liabilities being assumed by Purchaser are referred to hereinafter collectively as the "Assumed Liabilities". Hansen and Purchaser, jointly and severally, shall assume the IRI Contract.

     2.3 Nonassumption of Other Liabilities. Other than the Assumed Liabilities, Purchaser does not assume and shall in no event be liable for any liabilities, debts or obligations of Seller or which otherwise relate to or are connected with the Business and/or any products relating to the Business manufactured and/or sold prior to the Closing Date, whether accrued, absolute, matured, contingent or otherwise, including, without limitation, trade accounts payable and accrued expenses, taxes of any kind, any liabilities for fees or expenses incident to the preparation of this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, counsel, accountant's or finder's fees of Seller, or any other expenses, debt, contracts, agreements, leases or other obligations which are not specifically assumed hereunder. Without limiting the generality of the foregoing, Seller shall be solely responsible for all costs, expenses, claims and damages relating to or arising from the sale of any products of the Business manufactured and/or sold prior to the Closing Date, including without limitation, all billbacks, returns, coupon redemptions, rebates, promotional allowances or any similar charges; provided, however, that Purchaser shall be liable for any costs, expenses, claims or damages to the extent primarily caused by Purchaser's negligence, intentional wrongdoing or breach of its obligations.

3.       EMPLOYEES.

     It is not anticipated that Purchaser will offer employment to or employ any employees of Seller after the Closing Date. Seller shall be solely responsible for all severance or other payments due to its employees.

4.       THE CLOSING.

     4.1 The Closing. The "Closing" or "Closing Date" means the time at which Seller effects the transfer of the Purchased Assets to Purchaser. The Closing shall take at such place and at such time as the parties shall agree in writing, subject to paragraph 10.1(b).

     4.2 Certain Events at Closing. In addition to such other actions as may be provided for herein, the following actions shall be taken at the Closing:

     (a) Seller shall execute and deliver to Purchaser the Trademark Assignment in the form attached hereto as Exhibit A and all such other documents, certificates, agreements, releases and consents to cancellation necessary to transfer and assign to Purchaser, and for Purchaser to record, register and file with the U.S. Patent and Trademark Office and all other applicable registration authorities, all of Seller's right, title and interest in and to, the Proprietary Rights, free and clear of all Liens (as defined in paragraph 5.9(b)), in form and substance satisfactory to Purchaser.

     (b) Seller shall deliver to Purchaser duly executed and acknowledged assignments in the form attached hereto as Exhibit B, and all such other executed endorsements, assignments, and other instruments of transfer and conveyance, in form and substance satisfactory to counsel for Purchaser, as Purchaser shall request, to effectively vest in Purchaser all right, title and interest in the Purchased Assets, free and clear of all Liens of any kind whatsoever.

     (c) Purchaser and Vitality Foodservice, Inc. shall enter into a License Agreement in the form attached hereto as Exhibit C.

     (d) Seller shall have delivered to Purchaser a certificate addressed to Purchaser and executed by an authorized officer of Seller dated the Closing Date in the form attached hereto as Exhibit D.

     (e) Purchaser shall have delivered to Seller a certificate addressed to Seller and executed by an authorized officer of Purchaser dated the Closing Date in the form attached hereto as Exhibit E.

     (f) Seller shall have delivered to Purchaser evidence reasonably acceptable to Purchaser that all Liens on the Purchased Assets have been released, including without limitation, liens held in favor of Cooperatieve Centrale Raiffeisen-Boereleenbank, B.A.

5.       REPRESENTATIONS OF SELLER.

     Seller represents and warrants to Purchaser:

     5.1 Organization. Seller is a corporation validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted. Seller is duly qualified and licensed as a foreign corporation to do business, and is in good standing (and has paid all relevant franchise or analogous taxes), in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a material adverse effect on the business, assets, properties, prospects, results of operations or financial condition of Seller taken as a whole (a "Material Adverse Effect")

     5.2 Authority Relative to This Agreement. Seller has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors [and the stockholders] of Seller. No other corporate proceedings on the part of Seller or its stockholders are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar statutory and decisional law affecting creditors' rights and debtors' obligations generally, and to equitable principles.

     5.3 Consents and Approvals; No Violations. To the Best of Seller's Knowledge, no filing or registration with, and no permit, authorization, consent or approval of, any domestic or foreign government or public body, agency or authority ("Governmental Entity") is necessary for the consummation by Seller of the transactions contemplated by this Agreement. "). To the Best of Seller's Knowledge, neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby nor compliance by Seller with any of the provisions hereof will (a) conflict with or violate any provision of the charter or by-laws or similar organizational documents of Seller, (b) conflict with or result in violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Seller is a party or by which Seller or any of its properties or assets may be bound,
(c) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to Seller or any of its properties or assets, or (d) conflict with or constitute or result in a violation or breach (with or without due notice or lapse of time or both) of any legal or enforceable duty or obligation between Seller and any third party.

     5.4 Corporate Records. Attached as Schedule 5.4 are true and complete copy of the Certificate of Good Standing of Seller issued by the Secretary of State of the State of Delaware.

     5.5 Financial Information. Schedule 5.5 sets forth a list of the financial information relating to the operation of the Business provided by Seller to Purchaser (collectively, the "Financial Information"). The Financial Information is accordance with the books and records of Seller and is fairly presented. Seller has advised Purchaser and Purchaser hereby acknowledges that: (i) the Financial Information was prepared for internal management uses only and has not prepared in accordance with GAAP; (ii) the Financial Information contains actual case volume and adjusted gross sales by customer; (iii) certain cost information presented is based on overall results of Seller and has been allocated to the product line Financial Information; and (iv) because the cost data presented therein is based upon a "standard cost" model in effect at the time of the report and Seller does not track variances to its standard cost model on a monthly basis, actual cost may vary significantly due to ingredient pricing changes, changes in other cost associated with the specific product and manufacturing capacity that affects the allocated costs to the products. Purchaser further understands that the Financial Information does not necessarily reflect the results that other companies would experience during the same period.

     5.6 Compliance with Laws; Permits. To the Knowledge of Seller, Seller is in compliance with all orders, judgments, decrees, laws, statutes, ordinances, rules and regulations (collectively, "Laws") applicable the Business, except where any noncompliance, individually or in the aggregate, would not have a Material Adverse Effect. Seller has not received any notice of any alleged violation of Law applicable to the Business, except where such violation, individually or in the aggregate, would not have a Material Adverse Effect. Seller has all governmental permits, licenses, orders and authorizations, and has made all required filings and registrations with, Governmental Entities, required for the conduct of the Business as presently conducted, except where the failure to have obtained any such permit would not, individually or in the aggregate, have a Material Adverse Effect (the "Permits"). A complete and correct list of the Permits held by Seller is set forth on Schedule 5.6, and a true and complete copy of each such Permit has been previously delivered to Purchaser. All the Permits are valid and in full force and effect, and Seller has duly performed and is in compliance with all its obligations under the Permits, except where any noncompliance, individually or in the aggregate, would not have a Material Adverse Effect. No event has occurred with respect to the Permits which allows, or after notice or lapse of time or both would allow, the suspension, limitation, revocation or termination thereof or would result in any other material impairment of the rights of Seller in and under any of the Permits, except where the suspension, limitation, revocation or termination, individually or in the aggregate, would not have a Material Adverse Effect, and, to the knowledge of Seller, no terminations thereof or proceedings to suspend, limit, revoke or terminate any Permit have been threatened.

     5.7 Contracts. (a) Except as set forth on Schedule 1.1(b) or as otherwise disclosed on Schedule 5.7, Seller is not a party to any written or oral contract or agreement in effect on the date of this Agreement related to the Purchased
Assets: (i) containing non-competition or other limitations restricting the conduct of the Business of Seller in the United States of America; or (ii) with any manufacturer, supplier or customer with respect to discounts or allowances regarding the Purchased Assets or the Business. Seller has made available to Purchaser true and complete copies of all Contracts which are required to be disclosed pursuant to this Agreement.

     (b) Except as set forth on Schedule  1.1(b) or as  otherwise  disclosed  on
Schedule 5.7, all purchase orders and commitments and all sales orders and commitments of Seller related to the Business have been entered into in the ordinary course of business.

     (c) To the Knowledge of Seller: (i) no default or alleged default or any event which, with the lapse of time or the election of any person other than

Seller,  will  become a  default  exists  under any of the  Contracts  listed in
Schedule 1.1(b); (ii) each of the Contracts is now valid, in full force and effect and enforceable in accordance with its terms (subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar statutory and decisional law affecting creditors' rights and debtors' obligations generally, and to general equitable principles, and the discretion of courts in awarding equitable relief) and (iii) Seller has fulfilled in all material respects, all its obligations under the Contracts whose performance or satisfaction are due as of the date of this Agreement.

     5.8 Absence of Undisclosed Liabilities. Seller is not subject to any debts, claims, liabilities or obligations relating to the Purchased Assets, accrued, absolute, contingent or otherwise and whether due or to become due ("Liabilities") other than Liabilities disclosed on Schedule 5.5 and Liabilities arising since December 31, 2000 in the ordinary course of business consistent (in amount and kind) with past practice and which do not, singly or in the aggregate, have a Material Adverse Effect. Seller has no knowledge of any circumstance, condition, event or arrangement that would hereafter give rise to any Liabilities of any successor to the Business except for the Assumed Liabilities.

     5.9 Operations of Seller; Absence of Certain Changes. Except as set forth on Schedule 5.9, or pursuant to or as contemplated by this Agreement, since December 31, 2000, Seller has not with respect to the Business:

     (a) suffered any change, event or series of changes or events which has or could reasonably be expected to have a Material Adverse Effect, whether or not covered by insurance;

     (b) materially changed any of its business operations or business policies, including, without limitation, advertising, investment, marketing, pricing, purchasing, production, personnel, sales, returns, budget or other product acquisition policies;

     (c) terminated or failed to renew, or received any written threat (that was not subsequently withdrawn) to terminate or fail to renew, any material Contract or other agreement to which it is or was a party except in the ordinary course of business;

     (d) to the knowledge of Seller, been the subject of any investigation by a Governmental Entity or litigation which may have a Material Adverse Effect;

     (e) offered any unusual or extraordinary promotions, discounts, price reductions or other inducements to purchase its products to any of its customers or prospective customers;

     (f) notwithstanding the foregoing, Seller has advised Purchaser that promotional support for the Purchased Assets has declined over the past few years. Moreover, there has been minimal promotion support for the Purchased Assets during the last six (6) months; and

     (g) notwithstanding the foregoing, Seller has advised Purchaser that there has been a substantial decline in the Business over the last several years, including the last twelve (12) month period.

     (h) notwithstanding the foregoing, Seller has advised Purchaser that after the Closing Date, Vitality Food Services, Inc., will no longer be a customer of the Business.

     5.10 Brokers and Finders. Neither Seller nor any of its stockholders or affiliates has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

     5.11 Litigation and Orders. Except as set forth on Schedule 5.11:

     (a) There are no actions, suits or legal, administrative or arbitral proceedings, charges or investigations (collectively "Litigation") pending or, to the knowledge of Seller, threatened against, affecting or involving Seller with respect to the Purchased Assets, including without limitation the Proprietary Rights, or which seek to prevent or challenge the transactions contemplated hereby;

     (b) There are no judgments, decrees, injunctions, rules or orders of any Governmental Entity (collectively, "Orders" and, Orders together with Litigation being referred to herein as "Claims") outstanding against Seller relating to the Purchased Assets;

     (c) There are no product liability claims, or claims of warranty liability or field failure involving product recall, pending or, to the knowledge of Seller, threatened against or involving Seller relating to the Purchased Assets; and

     (d) There are no Claims pending against Seller, or to the knowledge of Seller, threatened in respect of or for any deposits, containers, redemption or recycling of any products of Seller relating to the Purchased Assets.

     5.12 Proprietary Rights. (a) Upon Closing and thereafter, Purchaser shall have and receive, by purchase and assignment from Seller, all Proprietary Rights necessary and sufficient to authorize and enable Purchaser to operate the Business for the uses and purposes and in the manner conducted by Seller on and immediately before the date of Seller's execution of this Agreement. Upon the execution of this Agreement and thereafter through and upon Closing, no right, title or interest of Seller in or to the Proprietary Rights will lapse or be sold, assigned, licensed, transferred or otherwise disposed of, in whole or in part, except pursuant to the purchase and sale, assignment and transfer to Purchaser of the Proprietary Rights prescribed by this Agreement. All rights to the Proprietary Rights, and all registrations and applications for registration thereof, that have heretofore been owned or held at any time by any employee of Seller and used in the Business of Seller in any manner have been duly, fully and effectively transferred to Seller. The consummation of the transactions contemplated hereby will result in the valid transfer by Seller to Purchaser of the rights and interests of Seller in all Proprietary Rights of Seller, including without limitation all of the items listed on Schedule 1.1(a). Except as is expressly disclosed on Schedule 1.1(a) or Schedule 5.12:

          (i) Seller is, as of the date of its execution hereof, and will as of the Closing Date be, the sole and exclusive owner and possessor of all right, title and interest in and to the Proprietary Rights, including without limitation, all registrations and applications for registration listed on Schedule 1.1(a) for such Proprietary Rights or rights related thereto, in and with respect to the countries and jurisdictions set forth therein; said right, title and interest of Seller in the Proprietary Rights, as well as the registrations and applications for registration with respect thereto, are valid and subsisting as of the date of Seller's execution hereof, and will be valid and subsisting as of the Closing Date and the assignment and transfer to Purchaser of the Proprietary Rights thereupon;

          (ii) Seller owns, or possesses adequate licenses or other valid rights to use and to transfer to Purchaser the right to use (without Seller's or Purchaser's incurring any obligation to make any payment, or to grant any rights or other consideration, to any third party in exchange therefor), all Proprietary Rights necessary to the conduct of the Business as presently being conducted, except when the failure to have such licenses or rights would not singly or in the aggregate have a Material Adverse Effect;

          (iii) none of the validity, ownership, enforceability or use of the Proprietary Rights, or any right, title or interest of Seller therein, is being questioned in any Claim to which Seller is a party or subject, nor, does Seller know, or have reason to know, that any such Claim is threatened or would have any merit if asserted, irrespective of whether Seller is or is not made a party or subject thereto;

          (iv) to the Knowledge of Seller, neither the conduct of the Business as now conducted, nor the use of the Proprietary Rights in connection therewith, does or will infringe, convert, misappropriate, dilute, violate, injure or conflict with any rights of others, including without limitation any intellectual property rights of others (as comprised by the categories of rights included among the Proprietary Rights);

          (v) none of the Proprietary Rights is as of the date of execution hereof, or will upon Closing be, subject to any license, sublicense, transfer, conveyance, assignment, agreement, commitment, instrument, arrangement, understanding, undertaking, indenture, duty, obligation, indemnification, pledge, hypothecation, security interest, Liens, or any other encumbrance of any kind (collectively, "Impairments"), Seller is not aware of any use of any of the Proprietary Rights that is now being made, except by Seller; and none of the Proprietary Rights is as of the date of execution hereof, or will upon Closing be, subject to any other Impairments, or any requirements, limitations or restrictions, that would singly or in aggregate have a Material Adverse Effect;

          (vi) Seller has no knowledge of any infringement by others of any of the Proprietary Rights;

          (vii) neither Seller nor any of Seller's parents, subsidiaries or affiliates, nor any person or entity controlled by Seller, (i) is as of the date of execution hereof, or will upon Closing be, in breach of any agreement, commitment, instrument, arrangement, contractual understanding, undertaking, indenture, license, sublicense, assignment, indemnification or any legal, equitable or other enforceable duty or obligation which relates to any of the Proprietary Rights, or (ii) has taken, or will take, any action, or has permitted, or will permit, any omission, that would adversely effect any right, title or interest of the Purchaser in or to any of the Proprietary Rights;

          (viii) the transactions contemplated by this Agreement will not have an adverse effect on the ownership, use, validity, transferability or enforceability of any of the Proprietary Rights, and Purchaser will, upon Closing, receive, possess and enjoy the entire right, title and interest of Seller in and to the Proprietary Rights without Purchaser's sufferance of any diminution or limitation of any such right, title or interest existing immediately prior to the Closing, including but not limited to any diminution or limitation of any right to assert any claim, cause of action or right to petition, sue or otherwise seek monetary, injunctive, declaratory or any other recovery or relief, for any past, present or future infringement, conversion, misappropriation or dilution of, or other injury, offense, violation, breach of duty or wrong relating to, the Proprietary Rights;

          (ix) all necessary steps have been, or promptly are being and will from time to time be, taken by Seller to obtain, protect, maintain, enforce and perfect the Proprietary Rights to be received by Purchaser from Seller;

          (x) upon the execution hereof, and thereafter through and upon Closing, no right, title or interest in or to any of the Proprietary Rights will lapse or be sold, assigned, licensed, transferred or otherwise disposed of, except pursuant to the purchase and sale, assignment and transfer to Purchaser of the Proprietary Rights prescribed by this Agreement.

     (b) To the best knowledge of Seller, Seller and its predecessors in interest have made continuous use of the JUNIOR JUICE mark in commerce in connection with juice drinks since June 16, 1989 and there have been no breaks or gaps in said mark's chain of title.

5.13     [RESERVED]

     5.14 Customers. Except as disclosed on Schedule 5.14 and in Section 5.9 above, since January 1, 2001, no customer of Seller has discontinued or has notified Seller that it intends to discontinue the sale of the Products.

     5.15 Effect of Transaction. To the Knowledge of Seller, except as otherwise disclosed in Schedule 5.15, no creditor, key-employee or customer or other person having a material business relationship with Seller has informed Seller that such person intends to change the relationship because of the purchase and sale of the Purchased Assets, nor does Seller have knowledge of any such intent. For purposes of this Section, the term "the Knowledge of the Seller shall mean the actual knowledge of Gregory L. Dupuis, Joli Cooper, Gary O'Brien, Joseph Dombrowski and Steve Kovack, without any duty to investigate or make inquiries.

     5.16 Accuracy of Information; Full Disclosure. No representation or warranty of Seller contained in this Agreement or in any Schedule hereto delivered to Purchaser or any of its affiliates pursuant hereto or in connection herewith contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not materially false or misleading.

     5.17 No Other Representations or Warranties. Except for the Representations and Warranties made to Purchaser contained in this Article 5 or in any other document delivered by Seller pursuant to this Agreement, Seller does not make any other representation or warranty to Purchaser, including, without limitation, any representation or warranty as to (i) projections, estimates or budgets delivered to or made available to Purchaser or its representatives of the future revenues, expenses, future results of operations or prospects of Seller or the Business or (ii) any other information or documents made available to Purchaser or its representatives, except as expressly covered by a representation and warranty in this Article 5.

6.       REPRESENTATIONS OF PURCHASER/HANSEN.

     Purchaser represents and warrants to Seller:

     6.1 Organization and Authority. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own its properties, to carry on its businesses as now being conducted, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

     6.2 Authorization of Agreement. Purchaser has the full power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of all obligations contemplated hereby have been duly authorized by all requisite corporate action. This Agreement and all other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby and thereby constitute the valid and legally binding obligations of Purchaser, enforceable against it in accordance with their respective terms subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar statutory and decisional law affecting creditors' rights and debtors' obligations generally, and to general equitable principles. No filing or registration with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the consummation by Purchaser of the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the transactions contemplated hereby by Purchaser will not, with or without the giving of notice and/or the passage of time, (a) violate any order, writ, injunction, decree or provisions of law applicable to Purchaser, or (b) conflict with or result in the breach or termination of any provision of, constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets pursuant to any corporate charter, by-law, indenture, mortgage, deed of trust or other agreement or instrument to which Purchaser is a party or by which it is or may be bound.

     6.3 Brokers and Finders. Purchaser has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

     6.4 Due Diligence. Purchaser has had a full and fair opportunity prior to the Closing to conduct any and all due diligence, investigation, inspection and review of the Business and the Purchased Assets, including, but not limited to the Financial Information.

     6.5 Knowledge. As of the Closing Date, Purchaser does not have actual knowledge of any breach by Seller of any representation, warranty, covenant, agreement, undertaking, or obligation contained in this Agreement.

     Hansen represents and warrants to Seller:

     6.6 Organization and Authority. Hansen is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own its properties, to carry on its businesses as now being conducted, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

     6.7 Authorization of Agreement. Hansen has the full power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Hansen and the consummation by Hansen of all obligations contemplated hereby have been duly authorized by all requisite corporate action. This Agreement and all other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby and thereby constitute the valid and legally binding obligations of Hansen, enforceable against it in accordance with their respective terms subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar statutory and decisional law affecting creditors' rights and debtors' obligations generally, and to general equitable principles. No filing or registration with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the consummation by Hansen of the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the transactions contemplated hereby by Hansen will not, with or without the giving of notice and/or the passage of time, (a) violate any order, writ, injunction, decree or provisions of law applicable to Hansen, or (b) conflict with or result in the breach or termination of any provision of, constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets pursuant to any corporate charter, by-law, indenture, mortgage, deed of trust or other agreement or instrument to which Hansen is a party or by which it is or may be bound.

     6.8 Brokers and Finders. Hansen has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

     6.9 Due Diligence. Hansen has had a full and fair opportunity prior to the Closing to conduct any and all due diligence, investigation, inspection and review of the Business and the Purchased Assets, including, but not limited to the Financial Information.

     6.10 Knowledge. As of the Closing Date, Hansen does not have actual knowledge of any breach by Seller of any representation, warranty, covenant, agreement, undertaking, or obligation contained in this Agreement.

7.       AGREEMENTS OF SELLER AND PURCHASER.

     7.1 No Solicitation of Transactions. Seller will not, and Seller will cause its employees, representatives, investment bankers, consultants, advisors, agents and affiliates not to, directly or indirectly, (a) initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by, or (b) participate in any discussions or negotiations with, or disclose any information concerning the Purchased Assets to, or afford any access to the properties, books or records of Seller directly related to the Purchased Assets to, or otherwise assist, facilitate or encourage, any person (other than Purchaser, its affiliates, agents and representatives) in connection with any possible proposal (an "Acquisition Proposal") regarding a sale of all or (other than in the ordinary course of business consistent with past practice) any portion of the Purchased Assets. Seller, (i) will notify Purchaser immediately if any inquiry or proposal is made or any such information or access is requested in connection with an Acquisition Proposal, or potential Acquisition Proposal, and (ii) will immediately communicate to Purchaser the terms and conditions of any such Acquisition Proposal or potential Acquisition Proposal or inquiry and the identity of the offeror or potential offeror.

     7.2 Interim Operations. During the period from the date of this Agreement to the Closing Date, except as specifically contemplated by this Agreement or as otherwise approved in writing by Purchaser, Seller shall:

     (a) conduct the Business only in, and not take any action except in, the ordinary and usual course of business and consistent with past practice;

     (b) perform in all material respects its obligations under all Contracts;

     (c) not encumber, sell, lease or otherwise dispose of or acquire any of the Purchased Assets; and

     (d) in connection with the continuing operation of the Business between the date of this Agreement and the Closing Date, use all reasonable best efforts to consult in good faith on a regular and frequent basis with representatives of Purchaser to report material operational developments and the general status of ongoing operations. Seller acknowledges that any such consultation shall not constitute a waiver by Purchaser of any rights it may have under this Agreement and that Purchaser shall have no liability or responsibility for any actions of Seller or any of its officers or directors with respect to matters which are the subject of such consultations;

     7.3 Access to Information. From the date hereof until the Closing Date, Seller shall, and shall cause its officers, directors, employees and agents to, afford to Purchaser and its officers, directors, employees, counsel, accountants, advisors, representatives and agents access (during regular business hours with reasonable notice) to the officers, employees, agents, properties, offices and other facilities, and to the accounts, books, records specifically pertaining to the Purchased Assets and Contracts of Seller, and shall furnish Purchaser and such others with access to all financial, operating, technical and other data and information which Purchaser, through its officers, employees or agents, may from time to time reasonably request, so long as such request pertains to the Purchased Assets.

     7.4 Certain Filings, Consents and Arrangements. Purchaser and Seller (a) shall cooperate with each other in promptly determining whether any other submissions, notifications or filings are required to be or should be made or whether any consents, approvals, permits, authorizations, exemptions or waivers are required to be or should be obtained under any other federal, state or foreign law or regulation or from other parties to Contracts material to the Business in connection with the consummation of the purchase and sale of the Purchased Assets, and (b) shall cooperate with each other in promptly making any such submissions, notifications or filings, furnishing information required in connection therewith and seeking timely to obtain any such consents, approvals, permits, authorizations, exemptions or waivers. Each of the parties hereto shall provide all reasonable assistance to, and shall cooperate with, each other to bring about the consummation of the purchase and sale of the Purchased Assets in accordance with the terms and conditions of this Agreement.

     7.5 Notice. Each party shall give prompt written notice to the other of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of Seller or Purchaser, as the case may be, contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date or that will or may result in the failure to satisfy any of the conditions specified in paragraphs 8 or 9, and
(b) any failure of Seller or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

     7.6 Further Assurances. (a) From and after the Closing Date, Seller shall take all such steps as may be necessary to put Purchaser in actual possession and operating control of the Purchased Assets, and Seller agrees that at any time or from time to time (without further cost or expense to Purchaser) after the Closing Date, but only for the period ending on the second anniversary date of the Closing Date, upon the request of Purchaser, Seller will execute, acknowledge and deliver such other instruments of conveyance and transfer and take such other action as Purchaser may reasonably require to vest more effectively in the Purchaser good and marketable title to any of the Purchased Assets;

     (b) Following the execution of this Agreement, and upon and after the Closing, Seller will provide such full and continuing cooperation and assistance to Purchaser as may be reasonable and necessary to obtain, protect, maintain, enforce and/or perfect any right, title or interest of Purchaser in or to any of the Proprietary Rights to be received by Purchaser from Seller hereunder, provided that Purchaser shall reimburse Seller for any reasonable out of pocket expenses incurred in connection with the foregoing. Such cooperation and assistance shall include without limitation Seller's receipt, preparation, execution and delivery to or on behalf of Purchaser of all such documents, instruments and materials, and performance of all such acts, including the participation as a party or witness, as may reasonably be requested by Purchaser for the purposes of obtaining any applications, registrations, recordations or other filings, or initiating, prosecuting, defending or participating in any action or proceeding, of or relating to the Proprietary Rights, this Agreement, or the validity, performance or enforcement of any of the transactions, rights or obligations provided for herein. The cooperation and assistance obligations prescribed by this paragraph 7.6 shall survive the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement; and

     (c) Following the execution of this Agreement, and upon and after the Closing, but only for the period ending on the first anniversary of the Closing Date, Seller will provide such full and continuing cooperation and assistance to Purchaser, as Purchaser may reasonably request, including, without limitation, access to its books and records, to enable Purchaser to prepare financial reports relating to the operation of the Business on or before the Closing. Notwithstanding the foregoing, if Purchaser requires such cooperation and assistance in order to satisfy disclosure requirements under the federal securities laws, the time period referred to above will end on the second anniversary of the Closing Date.

     7.7 Estoppel; Infringement. Upon the execution of this Agreement, and thereafter through and after Closing, neither Seller nor any of Seller's parents, subsidiaries or affiliates, nor any person or entity controlled by any of them, will (i) contest, directly or indirectly, the Purchaser's right, title and interest in and to the Proprietary Rights or the validity, transferability or enforceability thereof, in whole or in part, with respect to any country or jurisdiction whatsoever, nor will any of them voluntarily assist or aid others in so doing or (ii) make, use, offer for sale or sell, or grant any license or consent to make, use, offer for sale or sell, in any country or jurisdiction whatsoever, any trademarks, works of authorship, inventions or other intellectual properties (as comprised of the categories and examples encompassed by the Proprietary Rights), that infringe, convert, misappropriate, dilute, violate, injure or conflict with any of the Proprietary Rights, or constitute a copy, adaptation or colorable imitation of any items encompassed by the Proprietary Rights, or bear a substantial or confusing similarity thereto.

     7.8 Packing of Products. Purchaser shall engage Seller to pack the Products (as defined in paragraph 2.1) on a non-exclusive basis after the Closing Date in accordance with the terms set forth in Schedule 7.8 for a period of five (5) months beginning on the Closing Date (the "Packing Period"). If during the Packing Period, Seller purchases additional packaging inventory at Purchaser's written request to fulfill its obligation to pack as provided hereinabove, then Purchaser shall reimburse Seller for the cost of any such additional packaging inventory that was so purchased and remains at six (6) months after the Closing Date. Seller will notify Purchaser before Seller purchases any such additional packaging inventory.

     7.9 IRI Contract. Prior to and after the Closing Date Seller agrees to use reasonable efforts (without more than minimal expense to Seller) to secure the agreement of Information Resources Inc. to exchange the services provided by it under the terms of the IRI Contract for such other of its services in relation to such type of products and in such markets as may be reasonably required by Purchaser and/or its affiliates.

8.       CONDITIONS TO OBLIGATIONS OF PURCHASER.

     The obligations of Purchaser under this Agreement are subject, on or prior to the Closing Date, to the fulfillment in all material respects of the following conditions precedent, each of which may be waived in writing at the sole discretion of Purchaser:

     8.1  Closing  Actions.   Seller  shall  have  executed  and  delivered  all
agreements, certificates and instruments, and shall have taken all such other actions required of Seller under paragraph 4.2.

     8.2 Continued Truth of Representations and Warranties. (i) Each of the representations and warranties of Seller in this Agreement shall be true in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes permitted by the terms hereof or consented to in writing by Purchaser, (ii) Seller shall have performed and complied with all of the terms, conditions, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, and (iii) Purchaser's due diligence investigation shall not have disclosed any material misstatement or omission by Seller.

     8.3 Consents of Third Parties. Seller shall have received and delivered in writing to Purchaser all requisite waivers, consents and approvals of all third parties whose waiver, consent or approval is required to be obtained by Seller to consummate the transactions contemplated hereby, in form reasonably satisfactory to Purchaser, including without limitation, the consent of Information Resources, Inc. to the assignment of the IRI Contract to Purchaser. Seller agrees to use its best efforts to obtain such waivers, approvals and consents prior to the Closing Date, provided that Seller shall not be obligated to provide compensation or other consideration to any third party in exchange for any such waiver, consent or approval.

     8.4 Absence of Challenge. No action or proceeding by or before any court or other Governmental Entity shall have been instituted or threatened by any Governmental Entity whatsoever against any of the parties hereto, or any director, officer, employee or other representative of Seller with respect to this Agreement or any transaction provided for herein or connected herewith, whether preceding the execution and delivery of this Agreement or arising subsequently.

     8.5 Litigation. No action or proceeding shall have been instituted or threatened by any public authority prior to the Closing Date before a court or other Governmental Entity of any kind for the stated purpose or with the probable effect of enjoining or preventing the consummation of this Agreement and the transactions contemplated herein or to recover damages by reason thereof. No action or proceeding shall have been instituted by any private person prior to the Closing Date before a court or other Governmental Entity of any kind with the probable effect of enjoining or preventing the consummation of this Agreement and the transactions contemplated hereby.

     8.6 Absence of Material Adverse Change. No event shall have occurred which would have a Materially Adverse Effect on the value of the Business or on the condition (financial or otherwise), operations, assets, properties, business, prospects or results of operations of the Business.

9.       CONDITIONS TO OBLIGATIONS OF SELLER.

     The obligations of Seller under this Agreement are subject, at the Closing Date, to the fulfillment in all material respects of the following conditions precedent, each of which may be waived in writing at the discretion of Seller:

     9.1 Closing Actions. Purchaser shall have executed and delivered all agreements, certificates and instruments, and shall have taken all such other actions required of Purchaser under paragraph 4.2.

     9.2 Continued Truth of Representations and Warranties. (i) The representations and warranties made by Purchaser in this Agreement shall be true in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes permitted by the terms hereof or consented to in writing by Seller, and
(ii) Purchaser shall have performed and complied with all terms, conditions, obligations, agreements and restrictions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

     9.3 Litigation. No action or proceeding shall have been instituted or threatened by any public authority prior to the Closing Date before a court or other Governmental Entity of any kind for the stated purpose or with the probable effect of enjoining or preventing the consummation of this Agreement and the transactions contemplated herein or to recover damages by reason thereof. No action or proceeding shall have been instituted by any private person prior to the Closing Date before a court or other Governmental Entity of any kind with the probable effect of enjoining or preventing the consummation of this Agreement and the transactions contemplated hereby.

10.      TERMINATION PRIOR TO THE CLOSING DATE.

     10.1 Termination. Subject to paragraph 10.2, this Agreement may be terminated and the purchase and sale of the Purchased Assets contemplated hereby may be abandoned at any time prior to the Closing Date:

     (a) by mutual consent of Purchaser and Seller;

     (b) by Purchaser or Seller, without liability to the terminating party on account of such termination (provided the terminating party is not otherwise in default or in breach of this Agreement), if the Closing shall not have occurred by April 30, 2001 or such later date as may hereafter be mutually agreed upon by the parties hereto; and

     (c) by Purchaser or Seller if the Closing shall be prohibited by any order, decree or injunction of any Governmental Entity and such order, decree or injunction shall remain in effect after the parties hereto shall have used their reasonable best efforts to have such order or decree reversed or such injunction lifted.

     10.2 Effect on Obligations.  Termination of this Agreement pursuant to this
Article 10 shall terminate all obligations of the parties hereunder, except for the obligations under paragraph 14; provided, however, that termination pursuant to paragraphs 10.1(b) or 10.1(c) shall not relieve the defaulting or breaching party from any liability to any other party hereto.

11.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

     Any investigation or examination by Purchaser of the business, properties or affairs of Seller shall not affect the representations and warranties of

Seller herein contained, and except as set forth in this paragraph 11, the respective representations and warranties of the parties herein contained in Articles 5 and 6 shall survive for a period of one year following the Closing Date. The representations and warranties set forth in paragraphs 5.1, 5.2, 5.10 and 6.3 shall survive the Closing and remain in full force and effect without limitation as to time. The respective covenants and agreements of the parties herein contained shall survive indefinitely, except as otherwise limited by their terms.

12.      INDEMNIFICATION.

     12.1 Indemnification by Seller. Seller agrees to indemnify Purchaser hold it harmless from any and all claims, losses, liabilities, actions or causes of action, assessments, fines, damages, penalties, costs or expenses (including reasonable attorneys' fees) (collectively, "Purchaser Losses") which Purchaser, or any of its officers, directors, parents or subsidiaries or other affiliates (all of which are included in the term "Purchaser" for purposes of this Article
12), may incur, suffer, become liable for or pay as a result of or in connection with (a) the inaccuracy or breach of any agreement, covenant, representation or warranty of Seller contained in this Agreement, any Exhibit or Schedule or other document or agreement to be delivered pursuant hereto occurring or developing during the period of survival of such agreement, covenant, representation or warranty, provided that written notice thereof is given to Seller before the expiration of any applicable period of survival; (b) non-compliance with any applicable bulk sales law, registration of bills of sale law, or other applicable law for the protection of creditors, except for such Purchaser Losses, resulting from Purchaser's failure to pay or discharge in due course any Assumed Liability; (c) any assertion against Purchaser of any claim or liability of Seller not expressly assumed hereunder by Purchaser pursuant to paragraph 2.2 (including, but not limited to any amounts for which Seller is responsible pursuant to paragraph 2.3); (d) unless expressly assumed by Purchaser hereunder, the assertion against Purchaser by any person, firm, corporation or Governmental Entity of any obligation or liability of Seller relating to periods prior to, or existing on, the Closing Date and thereafter accrued, including without limitation, tax claims or liabilities; (e) any amounts paid in good faith by Purchaser to or charged to Purchaser by its customers in respect of goods purchased by Seller's customers on or before the Closing Date; (f) the failure of Seller to obtain necessary consents to assignment of any of the Purchased Assets; or (g) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses incident to any of the foregoing or in enforcing this indemnity. Purchaser shall give Seller prompt written notice of any claim, suit or demand which Purchaser believes will give rise to indemnification by Seller under this paragraph; provided, however, that the failure to give such notice shall not affect the liability of Seller hereunder unless the failure to give such notice adversely and materially affects the ability of Seller to defend itself against a claim or to cure the breach or inaccuracy giving rise to the claim for indemnification on account thereof. Except as hereinafter provided, Seller shall have the right to defend and to direct the defense against any such claim, suit or demand, at Seller's expense and with counsel of Seller's own choosing, which counsel shall be reasonably satisfactory to Purchaser. Purchaser shall, at Seller's expense, cooperate in the defense of any such claim, suit or demand. If Seller, within reasonable time after notice of a claim, fails to defend Purchaser or if the facts giving rise to indemnification hereunder shall involve a possible claim by Purchaser or any of its affiliates against a third party, or the facts concern a claim constituting or challenging any material rights or assets of Seller acquired by Purchaser pursuant to this Agreement or seeking an injunction or other equitable relief against Purchaser or any of its affiliates, Purchaser shall be entitled to undertake the defense, compromise or settlement of such claim at the expense of and for the account and risk of Seller subject to the right of Seller to assume the defense of such claim at any time prior to the settlement, compromise or final determination thereof if the only issues remaining therein involve liability for, or the amount of, money damages to be assessed against Purchaser, provided Seller will not, without Purchaser's written consent, settle or compromise any claim or consent to any entry of judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to Purchaser a release from all liability in respect of such claim. Notwithstanding anything contained herein to the contrary, in no event shall Seller's aggregate indemnification obligation for all Purchaser Direct Losses exceed the greater of the Purchase Price set forth in Section 2.1 and $750,000.00. For purposes of this Agreement the term "Purchaser Direct Losses" shall mean Purchaser Losses incurred or alleged by Purchaser and not arising from or related to any claims made by any third party or any liability incurred by Purchaser to any third party or any amounts paid by Purchaser to any third party. Seller shall have no obligation to reimburse Purchaser under this Section unless and until the cumulative aggregate amount of such obligation exceeds $25,000.00. Seller's obligation shall only be with respect to such obligations that exceed $25,000.00.

     12.2 Indemnification by Purchaser/Hansen. Purchaser agrees to indemnify Seller and hold it harmless from any and all any and all claims, losses, liabilities, actions or causes of action, assessments, fines, damages, penalties, costs or expenses (including reasonable attorneys' fees), which Seller or any of its officers, directors, parents or other affiliates, (all of which are included in the term "Seller" for purposes of this Article 12), may incur, suffer or become liable for as result of or in connection with (a) the inaccuracy or breach of any agreement, covenant, representation or warranty of Purchaser contained in this Agreement or other document or agreement delivered pursuant hereto occurring or developing during the period of survival of such agreement, covenant, representation or warranty, including any claims by any third parties alleging facts or circumstances which, if true, would constitute such inaccuracy or breach, provided that written notice thereof is given to Purchaser before the expiration of any period of survival; (b) any assertion against Seller of any claim or liability of Purchaser, including without limitation those assumed hereunder by Purchaser or Hansen, but excluding any as to which Purchaser is entitled to indemnification pursuant to paragraph 12.1;
(c) the assertion against Seller by any person, firm, corporation or Governmental Entity of any obligation or liability caused by or resulting from Purchaser's ownership or use of the Purchased Assets or the conduct of the Business following the Closing hereunder, including without limitation any liability and penalties for taxes of Purchaser; or (d) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses incident to any of the foregoing or in enforcing this indemnity. In case any claim, suit or demand shall arise hereunder Purchaser shall have the same rights and duties given to Seller under paragraph 12.1 hereof.

13.      EFFECTIVENESS OF THIS AGREEMENT.

     This Agreement shall become effective upon the execution and delivery of this Agreement (or counterpart thereof) by all parties hereto and shall not be binding upon any party executing this Agreement (or counterpart thereof) until executed by all parties hereto.

14.      EXPENSES.

     Except as may otherwise be expressly provided herein, Purchaser, on the one hand, and Seller, on the other hand, shall pay their own expenses in connection with this Agreement and the transactions contemplated hereby, including attorneys' and accountants' fees.

15.      SALES, USE, TRANSFER AND OTHER TAXES.

     Purchaser shall pay all sales taxes and transfer taxes incurred in connection with the transfer of the Purchased Assets by Seller to Purchaser.

16.      NOTICES.

     Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed given when: actually delivered to the person to whom notice is directed; on the date of the first attempted delivery by the U.S. Postal Service if mailed by registered or certified mail, return receipt requested, postage prepaid; on the date of first attempted delivery if sent by documented overnight delivery service or, to the extent receipt is confirmed, by telecopy to the parties addressed as follows (or to such other address of which the parties may have given notice in accordance with this paragraph 16):

                  In the case of Seller:

                  Vitality Beverages, Inc.
                  400 North Tampa Street
                  Suite 1700
                  Tampa, Florida 33602
                  Attn: Chief Financial Officer
                  Telephone: (813) 273-5361
                  Fax: (813) 301-4635

                  with a copy to:

                  Carlton Fields, P.A.
                  P.O. Box 3239
                  Tampa, Florida 33601-3239
                  Attn: Michael Nolan
                  Telephone: (813) 223-7000
                  Fax: (813) 229-4133

                  In the case of Purchaser and Hansen:

                  c/o Hansen Beverage Company
                  1010 Railroad Street
                  Corona, California  92882
                  Attn:  Rodney C. Sacks
                  Telecopy No.:  (909) 739-6210
                  Confirmation No.:  (909) 739-6200
                  with a copy to:

                  Winston & Strawn
                  200 Park Avenue
                  New York, New York 10166
                  Attn:  Benjamin M. Polk, Esq.
                  Telecopy No.:  (212) 294-4700
                  Confirmation No.:  (212) 294-6700

17.      SUCCESSORS.

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Purchaser, on the one hand, and Seller, on the other hand, shall not assign their respective obligations hereunder, other than an assignment by Purchaser to one of its subsidiaries or affiliates, without the prior written consent of the other party.

18.      PARAGRAPH HEADINGS.

     The paragraph headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

19.      GOVERNING LAW; ARBITRATION.

     19.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California (without giving effect to the conflict of law provisions of such State).

     19.2 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement shall be settled by binding arbitration conducted by JAMS/Endispute. ("JAMS") in accordance with JAMS Comprehensive Arbitration Rules and Procedures (the "Rules"). The arbitration shall be heard by one arbitrator to be selected in accordance with the Rules, in Orange County, California. Judgment upon any award rendered may be entered in any court having jurisdiction thereof. Within 7 calendar days after appointment the arbitrator shall set the hearing date, which shall be within 90 days after the filing date of the demand for arbitration unless a later date is required for good cause shown and shall order a mutual exchange of what he/she determines to be relevant documents and the dates thereafter for the taking of up to a maximum of 5 depositions by each party to last no more than 2 days in aggregate for each party. Both Seller and Purchaser waive the right, if any, to obtain any award for exemplary or punitive damages or any other amount for the purpose of imposing a penalty from the other in any arbitration or judicial proceeding or other adjudication arising out of or with respect to this Agreement, or any breach hereof, including any claim that this Agreement, or any part hereof, is invalid, illegal or otherwise voidable or void. In addition to all other relief, the arbitrator shall have the power to award reasonable attorneys' fees to the prevailing party. The arbitrator shall make his or her award no later than 7 calendar days after the close of evidence or the submission of final briefs, whichever occurs later. The obligations herein to arbitrate shall not prevent any party from seeking temporary restraining orders, preliminary injunctions or other procedures in a court of competent jurisdiction to obtain interim relief when deemed necessary by such party and court to preserve the status quo or prevent irreparable injury pending resolution by arbitration of the actual dispute or to seek a remedy specifically provided for in this Agreement. All parties hereto acknowledge and agree that the state and federal courts of the State of California are courts of competent jurisdiction for purposes of this paragraph and do hereby submit to the jurisdiction of the appropriate court in the State of California to which the matter is first submitted by a party for enforcement of any arbitration award or to obtain any such interim relief as herein provided.

20.      ANNOUNCEMENTS.

     No press releases, announcements or other disclosure relating to this Agreement or the transactions contemplated herein will be made or issued to the press, employees, customers, suppliers or any other person without the joint approval of Purchaser and Seller (which approval will not be unreasonably withheld or delayed), except that in the case of any public disclosure required by law, Seller's approval will not be required but Seller shall be afforded a reasonable opportunity to review and comment upon the required disclosure.

21.      ENTIRE AGREEMENT.

     This Agreement, including all Schedules and Exhibits hereto, and all agreements to be delivered by the parties pursuant hereto represent the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and, therefore, supersede all prior negotiations between such parties and cannot be amended, supplemented or changed orally, but only by an agreement in writing which makes specific reference to this Agreement or the agreement delivered pursuant hereto, as the case may be, and which is signed by the party against whom enforcement of any such amendment, supplement or modification is sought. Either party hereto may, only by an instrument in writing, waive compliance by the other party hereto with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of any breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

22.      COUNTERPARTS.

     This Agreement may be signed in two or more counterparts, each signed by one or more of the parties hereto so long as each party shall sign at least one counterpart of this Agreement, all of which taken together shall constitute one and the same instrument.

     [The remainder of this page has been intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

     PURCHASER:                         HANSEN JUNIOR JUICE COMPANY

                                        By:    /s/ RODNEY C. SACKS
                                               --------------------------
                                        Name:  Rodney C. Sacks
                                        Title: Chairman & CEO

     SELLER:                            PASCO JUICES, INC.

                                        By:    /s/ Greg Murray
                                               -------------------------
                                        Name:  Greg Murray
                                        Title: President / COO

     HANSEN:                            HANSEN BEVERAGE COMPANY

                                        By:    /s/ RODNEY C. SACKS
                                               -------------------------
                                        Name:  Rodney C. Sacks
                                        Title: Chairman & CEO